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                      [CORRPRO COMPANIES INC. LETTERHEAD]

COMPANY CONTACT          SM BERGER & COMPANY
---------------          -------------------
Joe W. Rog               Stanley Berger
CEO                      (216) 464-6400
(330) 723-5082



FOR IMMEDIATE RELEASE

                CORRPRO ANNOUNCES COMPLETION OF LOAN AMENDMENTS
THE AMENDMENTS EXTEND BANK DEBT MATURITY AND RESCHEDULE SENIOR NOTE AMORTIZATION


MEDINA, OHIO, SEPTEMBER 23, 2002 - Corrpro Companies, Inc. (AMEX:CO) today announced that it has amended its senior debt agreements to extend the term of its revolving credit facility with the bank group led by Bank One, NA and to reschedule principal amortization payments under its senior notes held by the Prudential Insurance Company of America. The amendments also waive previously reported loan covenant violations. As a result of these amendments, the Company is now in compliance with its senior debt agreements.

Commenting on the announcement, Joseph W. Rog, Chairman, CEO and President, said, "We are pleased to have successfully completed agreements with our lenders paving the way for further progress on our operational and financial restructuring plans. Our strategy includes a business restructuring plan to enhance earnings and lower debt levels through improvement of our operations and divestment of non-core and international operations. The plan, with a North America-centered business built upon our core competencies in cathodic protection and coatings, enhances our ability to pursue attractive financing alternatives. Completion of the lender amendments reinforces our confidence that these plans are achievable."

The amendments provide for deferral of principal payments on the senior notes until July 31, 2003 and extension of the maturity of the revolving credit facility until July 31, 2003. In support of the business restructuring plan and the amendments, the Company has committed to engaging an investment banker and has appointed a chief restructuring officer. The amendments also provide for the issuance of warrants to the lenders to purchase up to 10 percent of the fully-diluted common shares of the Company beginning August 1, 2003. The number of shares subject to the warrants can be reduced based on principal payments from net proceeds of divestitures and refinancing activities. The amendments also reset certain financial covenants and interest rates.

Corrpro, headquartered in Medina, Ohio, with over 60 offices worldwide, is the leading provider of corrosion control engineering services, systems and equipment to the infrastructure, environmental and energy markets around the world. Corrpro is the leading provider of cathodic protection systems and engineering services, as well as the leading supplier of corrosion protection services relating to coatings, pipeline integrity and reinforced concrete structures.

Except for historical information, the matters discussed in this press release are forward-looking statements relating to the business of the Company. The forward-looking statements are made

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under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" or variations of such words and similar expressions are intended to identify such forward-looking statements. The Company believes that the following factors, among others, could affect its future performance and cause its actual results to differ materially from those that are expressed or implied by forward-looking statements, or diminish the liquidity of its common shares: the Company's ability successfully to divest its non-core and international business units and the timing, terms and conditions of such divestitures; the ultimate outcome of the SEC's and the Australian Securities and Investment Commission's investigation of accounting irregularities; the impact of any litigation or regulatory process related to the financial statement restatement process, including the class action litigation cases already filed; the Company's ability to further extend, amend or refinance its existing debt, including the availability to the Company of external sources of financing and capital (the failure to receive such financing would have a material adverse effect on the Company's results of operations and financial condition, particularly in light of the going concern qualification contained in the Company's auditors' opinion contained in the Company's most recently audited financial statements) and the terms and timing thereof; the Company's mix of products and services; the timing of jobs; the availability and value of larger jobs; qualification requirements and termination provisions relating to government jobs; the impact of inclement weather on the Company's operations;
the impact of energy prices on the Company's and its customers' businesses; adverse developments in pending litigation or regulatory matters; the impact of existing, new or changed regulatory initiatives; the Company's ability to satisfy the listing and trading requirements of the AMEX (which, if not satisfied, could result in the suspension of trading - as occurred earlier in August 2002 - or delisting of the Company's shares from the exchange) or any other national exchange on which its shares are or will be listed or otherwise provide a trading venue for its shares; and the impact of changing global political and economic conditions. Additional factors that may affect the Company's business and performance are set forth in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of the information contained or referenced in this press release.